Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares 10+ Year Credit Bond ETF (ISHLCRD) iShares Baa - Ba Rated Corporate Bond ETF (ISHQLTB) Multimanager Core Bond Portfolio (AXA-VIP)
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-BF) BlackRock Total Return Portfolio (Ins - Series) (BVA-TR) Metropolitan Series Fund, Inc.- BlackRock Bond Income Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND) Bond Index Master Portfolio (MIP_AGG)
CoreAlpha Bond Master Portfolio (MIP_CORA)
Nationwide Bond Index Fund (NW-BI)
NVIT Bond Index Fund (NW-GBI)
AST BlackRock Global Strategies Portfolio (Core Active)
(PRU-AA-CAB)
Advanced Series Trust - AST BlackRock/Loomis Sayles Bond
Portfolio (SMF_PRUTR)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
02-18-2015

Security Type:
BND/CORP


Issuer
Waste Management, Inc. (2035)

Selling
Underwriter
Goldman, Sachs & Co.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Credit Suisse Securities (USA) LLC,
Deutsche Bank Securities Inc., Goldman,
Sachs & Co., J.P. Morgan Securities LLC,
Barclays Capital Inc., Merrill Lynch,
Pierce, Fenner & Smith Incorporated, RBS
Securities Inc., Wells Fargo Securities,
LLC., Mitsubishi UFJ Securities (USA),
Inc., Mizuho Securities USA Inc., Scotia
Capital (USA) Inc., BBVA Securities Inc.,
BNP Paribas Securities Corp., Citigroup
Global Markets Inc., PNC Capital Markets
LLC, SMBC Nikko Securities America, Inc.,
U.S. Bancorp Investments, Inc., Blaylock
Beal Van, LLC, BNY Mellon Capital Markets,
LLC, Comerica Securities, Inc., Drexel
Hamilton, LLC, Lloyds Securities Inc.

Transaction Details

Date of Purchase
02-18-2015


Purchase
Price/Share
(per share / %
of par)
$99.834

Total
Commission,
Spread or Profit
0.875%


1.	Aggregate Principal Amount Purchased
(a+b)
$30,000,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$7,173,000

b.Other BlackRock Clients
$22,827,000

2.	Aggregate Principal Amount of
Offering
$450,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.06666


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x] YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date: 02-23-2015
Global Syndicate Team Member


Approved by:
Steven DeLaura
Date: 02-23-2015
Global Syndicate Team Member